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                                                                   EXHIBIT 10.28


                                    AMENDMENT
                                       TO
          AMENDED AND RESTATED CAREMARK RX, INC. 1995 STOCK OPTION PLAN
                           EFFECTIVE NOVEMBER 15, 2000


         The Amended and Restated Caremark Rx, Inc. 1995 Stock Option Plan (the "Plan") is hereby amended as follows:

         1. Amendment Regarding Transferability of Nonqualified Stock Options. Section 6.1(e)(2) of the Plan is hereby amended by deleting Section 6.1(e)(2) in its entirety and substituting the following new Section 6.1(e)(2) therefor:

                  (2) Nonqualified Stock Options. No NQO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent not prohibited by any statute, rule or regulation applicable to the Plan, the Options or the registration with the Securities and Exchange Commission of the Common stock to be issued upon exercise of the Option, the Committee may, in its discretion, authorize all or a portion of NQOs granted to an optionee to be on terms which permit transfer by such optionee to (i) the spouse, children or grandchildren of the optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (y) the Option Agreement pursuant to which such NQOs are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred NQOs shall be prohibited except those by will or the laws of descent and distribution. Following transfer, any such NQOs shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Plan, the term "optionee" shall be deemed to refer to the transferee. The events of termination of employment shall continue to be applied with respect to the original optionee, following which the NQOs shall be exercised by the transferee only to the extent, and for the periods specified in Section 6.1(g). Notwithstanding the foregoing, should the Committee provide that NQOs granted be transferable, the Company by such action incurs no obligation to notify or otherwise provide notice to a transferee of early termination of the NQO. In the event of a transfer, as set forth above, the original optionee is and will remain subject to an responsible for any applicable withholding taxes upon the exercise of such NQOs.

         2. Effective Date. The effective date of this Amendment shall be November 15, 2000.

         3.       Miscellaneous.

                  (a) Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.

                  (b) Except as specifically amended hereby, the Plan shall remain in full force and effect.



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         IN WITNESS WHEREOF, the Company has caused this Amendment to the
Amended and Restated Caremark Rx, Inc. 1995 Stock Option Plan to be executed as of the Effective Date.

                                      CAREMARK RX, INC.

                                      -----------------------------------------

                                      Sara J. Finley, Corporate Secretary



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